Exhibit 1

SAFE BULKERS, INC.

ANNOUNCEMENT OF MAJOR HOLDINGS ACCORDING TO LAW 3556/2007

Safe Bulkers, Inc. (the “Company”), following receipt of the notifications below on 04.06.2026, made in connection with the admission of its common stock shares (the “Common Stock Shares”) to parallel listing for trading on the Main Market of the Regulated Securities Market of Euronext Athens, hereby announces the following, pursuant to Greek law 3556/2007:

-	In accordance with the notification submitted by the company under the corporate name Vorini Holdings Inc., at the commencement of trading of the Common Stock Shares, Vorini Holdings Inc. directly holds 19,426,015 Common Stock Shares, representing 19.08% of the Company’s total voting rights. Vorini Holdings Inc. is controlled by Mr. Polys Hajioannou.
-	In accordance with the notification submitted by the company under the corporate name Akamas Maritime Inc., at the commencement of trading, Akamas Maritime Inc. directly holds 8,555,412 Common Stock Shares, representing 8.40% of the Company’s total voting rights. Akamas Maritime Inc. is controlled by Mr. Polys Hajioannou.
-	In accordance with the notification submitted by the company under the corporate name Chalkoessa Maritime Inc., at the commencement of trading, Chalkoessa Maritime Inc. directly holds 5,400,000 Common Stock Shares, representing 5.30% of the Company’s total voting rights. Chalkoessa Maritime Inc. is controlled by Mr. Polys Hajioannou.
-	In accordance with the notification submitted by Mr. Polys Hajioannou, at the commencement of trading, Mr. Hajioannou indirectly holds, through the entities controlled by him (including those referred to above), 48,381,427 Common Stock Shares, representing 47.51% of the Company’s total voting rights:

No.	Corporate name	Number of Common Stock Shares	Percentage of total voting rights
1.	Vorini Holdings Inc.	19,426,015	19.08%
2.	Bellapais Maritime Inc.	5,000,000	4.91%
3.	Kyperounta Maritime Inc.	5,000,000	4.91%
4.	Lefkoniko Maritime Inc.	5,000,000	4.91%
5.	Akamas Maritime Inc.	8,555,412	8.40%
6.	Chalkoessa Maritime Inc.	5,400,000	5.30%

Thursday, 4 June 2026

SAFE BULKERS, INC.

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